Certain identified information has been excluded from the exhibit because it is not material and would be competitively harmful if publicly disclosed.

ENGlobal®

GROWTH INCENTIVE PLAN

ENGlobal U.S. Inc., a Texas Corporation (the "Corporation"), hereby adopts this ENGLOBAL GROWTH INCENTIVE PLAN (the "GIP" or the "Plan") to promote and advance the interest of the Corporation and its stockholders by enabling the Corporation and its Affiliates to attract, retain and reward selected employees (the "Participants").

1.0 SCOPE and PURPOSE

This plan is intended to provide a variable compensation component for developing and selling significant projects for the Company, which includes products and services (the "Incentive Bonus").

2.0 ELIGIBILITY

The Chief Executive Officer (CEO) ("Authorized Officer"), in consultation with senior officers of the Corporation, will be responsible for making the determination as to which employees are to be recommended as Participants of this Plan, and for determining the metrics associated with their Incentive Bonus. Company management, business development, executives or other employees that are under other incentive bonus plans of the Company, except the Equity Incentive Plan, will not be eligible for this Plan. The CEO will review the recommendations and decide the eligibility of an employee to be selected as a Participant.

3.0 GENERAL

This Plan defines the terms for an equitable and fair distribution of the Incentive Bonus awarded. The following guidelines will be followed:

3.1 Final Gross Margin

Final Gross Margin ("FGM"). The FGM is the actual revenue less the actual direct costs of the eligible project, including the effect of change orders and incentive bonuses payable under this plan, determined after the completion and closeout of the project.

3.2 Booked Gross Margin

"Booked Gross Margin" is budgeted revenue less budgeted direct costs of the eligible project (including the effect of contingencies, warranty reserves and incentive bonuses) calculated at the project opening in accordance with the Company's historical practices.

3.3 Incentive Payout Calculation

The Incentive Bonus is divided into two components, both of which are based upon gross margin of the project.

The first portion of the Incentive Bonus is calculated at [redacted] of the "as-sold" Booked Gross Margin ("BGM") determined at the time the contract (or purchase order or release order) for the project is received and the project is opened. The BGM will include a provision for contingency, warranty reserve, and incentive bonuses in accordance with ENGlobal's standard accounting practices. This GIP will only apply to eligible, individual projects that are opened with BGM of [redacted] or greater.

The second portion of the Incentive Bonus is calculated at [redacted] of the "as-executed" Final Gross Margin ("FGM"). The FGM is determined after the completion and closeout of the project and is payable only if the FGM of the project is equal or greater than [redacted] of the BGM at project opening. The FGM is calculated giving effect for incentive bonuses, and additive and deductive change orders booked during the project execution.

For purposes of illustration, the following example calculation is provided: Assume that the project BGM is [redacted]. The first portion of the Incentive Bonus is calculated as [redacted] of the BGM, or [redacted]. The second portion of the Incentive Bonus is calculated at [redacted] of the FGM, with the condition that the FGM must be greater than [redacted] of the BGM for the second Incentive Bonus to be payable.

In the event that the FGM is greater than the BGM, say [redacted] in this example, the second Incentive Bonus payout is calculated at [redacted]. If the FGM is at least [redacted] of the BGM, the second Incentive Bonus is calculated at [redacted] of the FGM. If the FGM is less than [redacted] of the BGM amount, there is no payout of the second Incentive Bonus for the project.

FGM is calculated once the project has been completed and closed out, including resolution of outstanding claims, additional labor, and punch list items and collection of all outstanding invoices.

Future performance calculations and resulting incentive bonus payments will be adjusted for any cancelled orders on which payments have previously been made. Performance measures will be re-credited if and when cancelled orders are reinitiated.

3.4 Credit Splits

For identified opportunities which involve more than one Participant, the Senior Vice-President for the respective business unit and the CEO will meet with the involved parties and determine the split of the incentive payout. In cases where the Senior Vice-President is a party to the GIP, then the CFO and CEO will meet

in the same manner for the determination of the split. The credit split is intended to be a fair distribution based upon the level of effort and influence of each party, and the Company's decision in this regard will be final.

3.5 Distribution

All Incentive Bonus distributions will be paid quarterly as soon as practicable after the final close has been completed by the Company's accounting department. The first Incentive payment will be scheduled to be paid after receipt of the first milestone payment. The second Incentive payment will be schedule to be paid after receipt of the final milestone payment and other items listed above. Incentive payments will be considered a gross amount and subject to payroll withholdings.

4.0 PLAN YEAR

The Plan shall be operated on a fiscal year. The Plan may be reviewed periodically by the CEO and the Compensation Committee of the Company's Board of Directors.

A participant's GIP will become effective upon the complete execution of Exhibit A.

5.0 TERMINATION, DEATH or DISABILITY

Incentive Bonuses will be paid to Participants who are actually employed on the date of payment. A Participant whose employment terminates prior to payment shall forfeit any and all rights to the Incentive Bonus, except for approved special circumstances.

Specifically, those Participants who terminate employment due to retirement, death or disability will be paid a pro rata portion of any Incentive Bonus earned in accordance with the calculations and timelines set forth in Article 3 above, and considering the period of time the Participant was employed during the project execution. "Disability" shall mean a mental or physical condition resulting from an injury or illness that renders the Participant incapable of performing the essential functions of his position with the Company with reasonable accommodation for a period of 120 or more consecutive days or for a total period of 180 days out of any twelve (12) month period.

6.0 AVAILABILITY

Copies of the Growth Incentive Plan are available from the Chief Financial Officer. Obsolete plan documents are to be destroyed.

7.0 OTHER PLAN DESIGN CONSIDERATIONS

The Plan will be administered by the Company's CEO. All reported financial results will be prepared and confirmed by the CFO. Incentive Bonuses will be approved by the CEO and CFO.

No Participant shall have the right to anticipate, alienate, sell, transfer, assign, pledge or encumber his or her right to receive any Incentive Bonus made under the Plan. No Participant shall have any lien on any assets of the Company by reason of any Incentive Bonus made under the Plan.

The adoption of the Plan or any modification or amendment hereof does not imply any commitment to continue or adopt the same plan, or any modification thereof, or any other plan for incentive compensation for any succeeding year, provided that no such modification or amendment shall adversely affect rights to receive any amount to which any Participant has become entitled prior to such modifications and amendments. The Company specifically reserves the right to amend, modify, or terminate the Plan at any time for any reason. Neither the Plan nor any Incentive Bonus paid under the Plan shall create any employment contract or imply any relationship between the Company and the Participant, other than employment terminable by either party at will.

No one may participate in the Plan or have any components of it changed after initial notification of participation, without the expressed written notice of approval by the CEO as appropriate. Every Participant and proposed additional Participant is reviewed for eligibility on an annual basis. No one participating in another incentive plan may participate concurrently in the Plan, except where approved in writing by the CEO.

By accepting participation in this Plan, you agree that your work for the Company will bring you into close contact with many of the Company's customers, customer prospects, vendors, trade secrets, and confidential information. You further agree that the covenants in this exhibit are reasonable and necessary to protect the Company's legitimate business interests.

By accepting participation in this Plan, you agree to faithfully perform the duties assigned to you and will not engage in any other employment or business activity while employed by the Company that might interfere with your full-time performance of your duties for the Company or cause a conflict of interest. You agree to abide by all of the Company's policies and procedures, which may be amended from time-to-time.

By accepting participation in this Plan, you covenant and agree that during the term of your employment with the Company and for twelve (12) months after the termination thereof, regardless of the reason for the employment termination, you will not, directly or indirectly, solicit or attempt to solicit any business from any of the Company's customers, customer prospects, or vendors with whom you had material contact during the last (1) year of your employment with the Company.

By accepting participation in this Plan, you also covenant and agree that during the term of your employment with the Company and for twelve (12) months after the termination thereof, regardless of the reason for the employment termination, you will not, directly or indirectly, on your own behalf or on behalf of or in conjunction with any person or legal entity, recruit, solicit, or induce, or attempt to recruit, solicit, or induce, any employee of the Company with whom you had personal contact or supervised while performing your Job Duties, which results in the termination of their employment relationship with the Company.

In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected, and the rights and obligations of the parties hereto shall be construed and enforced as if the Agreement did not contain the particular provision(s) held to be unenforceable.

This Agreement shall be governed by and interpreted in accordance with the laws of the state of Texas, without regard to its provisions as to choice of law. The parties hereto agree that state and Federal Courts of Harris County, Texas shall be the exclusive venue for hearing any claims made relating to this Agreement.

8.0 DISPUTE RESOLUTION PROCESS

Any dispute or disagreement as to the interpretation of the Plan or the calculation of the Incentive Bonus should be referred in the first instance to the CFO. Disputes not resolved will be passed to the CEO for review and decision. The determination of the CEO shall be final.

EXHIBIT A
GROWTH INCENTIVE PLAN

Dear [Employee],

You have been selected to participate in the ENGlobal's Growth Incentive Plan for 2019 and 2020. A copy of this plan is attached. The purpose of the Growth Incentive Plan is to provide a variable compensation component to your base salary that rewards efforts that result from the sale of significant projects. By rewarding these successful achievements, ENGlobal provides a competitive opportunity to enrich your annual compensation while enhancing Company performance.

By signing below, you agree to abide by all of the provisions of the Growth Incentive plan. Your Growth Incentive Plan will become effective upon the complete execution of this Exhibit A.

This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this agreement on the 26th_ day of September, 2019.

ENGlobal U.S., Inc.

______________________________	______________________________
William A. Coskey CEO	[Participant - Employee Name]